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                                                  Exhibit 99

Oct. 27, 1997 -       THE ST. PAUL COMPANIES REPORTS STRONG
                      THIRD QUARTER RESULTS

ST. PAUL, Minn. - The St. Paul Companies (NYSE:SPC) reported third-quarter 1997 operating earnings from continuing operations of $132.6 million, or $1.43 per share, an increase of 44 percent, compared with last year's third-quarter operating earnings of $90.2 million, or $0.99 per share.

     "Our underwriting operations achieved good results despite the highly competitive insurance marketplace;
catastrophe losses were down significantly from last year;
and our investment portfolios performed well," said Douglas
W. Leatherdale, chairman and chief executive officer.

     Net income for third-quarter 1997 was $163.4 million, or $1.76 per share, compared with $128.9 million, or $1.42 per share, for the third quarter of 1996. Third-quarter 1997 net income included after-tax realized investment gains of $30.8 million, or $0.33 per share, compared with $24.6 million, or $0.27 per share, for the third quarter of 1996.

Nine-months results
-------------------

     For the first nine months of 1997, operating earnings from continuing operations were $383.6 million, or $4.16 per share, compared with $307.6 million, or $3.37 per share, for the first nine months of 1996.

     Net income for the first nine months of 1997 was $518.5 million, or $5.62 per share, compared with $387.8 million, or $4.24 per share, for the first nine months of 1996. Net income for the first nine months of 1997 included after-tax realized investment gains of $202.7 million, or $2.19 per share, compared with $86.9 million, or $0.94 per share, for the first nine months of 1996.

Consolidated Financial Position
-------------------------------

     Consolidated assets of The St. Paul Companies as of
Sept. 30, 1997, were $21.46 billion, compared with $20.68 billion as of Dec. 31, 1996.

     Common shareholders' equity was $4.43 billion at the end of the third quarter, compared with $3.99 billion on Dec. 31, 1996. Book value per common share as of Sept. 30, 1997, was $53.00, compared with $47.93 on Dec. 31, 1996.

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                   THE ST. PAUL COMPANIES
             CONSOLIDATED THIRD-QUARTER RESULTS

Three months ended Sept. 30                1997            1996
---------------------------                ----            ----

Revenues                             $1,497,048,000   $1,476,158,000

Pretax Operating Earnings
Underwriting                           $157,975,000      $75,013,000
 Investment Banking-
   Asset Management                      23,149,000       23,282,000
Parent and Other                        (25,866,000)     (19,928,000)
                                      -------------     ------------
Total pretax operating earnings        $155,258,000      $78,367,000

Income Tax Expense (Benefit)            $22,666,000     ($11,836,000)

Operating Earnings from
 Continuing Operations                 $132,592,000      $90,203,000
 Per Common Share (Fully Diluted)             $1.43            $0.99

Realized Investment Gains,
  Net of Taxes                          $30,812,000      $24,620,000
 Per Common Share (Fully Diluted)             $0.33            $0.27

Discontinued Operations,
  Net of Taxes                                    -      $14,111,000
 Per Common Share (Fully Diluted)                 -            $0.16

Net Income                             $163,404,000     $128,934,000
 Per Common Share (Fully Diluted)             $1.76            $1.42

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                   THE ST. PAUL COMPANIES
              CONSOLIDATED NINE-MONTHS RESULTS

Nine months ended Sept. 30                  1997            1996
--------------------------                  ----            ----

Revenues                             $4,674,962,000   $4,170,523,000

Pretax Operating Earnings
Underwriting                           $449,691,000     $328,942,000
 Investment Banking-
   Asset Management                      67,283,000       66,518,000
Parent and Other                        (71,635,000)     (62,055,000)
                                      -------------     ------------
Total pretax operating earnings        $445,339,000     $333,405,000

Income Tax Expense                      $61,763,000      $25,819,000

Operating Earnings                     $383,576,000     $307,586,000
 Per Common Share (Fully Diluted)             $4.16            $3.37

Realized Investment Gains,
  Net of Taxes                         $202,651,000      $86,943,000
 Per Common Share (Fully Diluted)             $2.19            $0.94

Discontinued Operations,
  Net of Taxes                         $(67,750,000)     $(6,721,000)
 Per Common Share (Fully Diluted)            $(0.73)          $(0.07)

Net Income                             $518,477,000     $387,808,000
 Per Common Share (Fully Diluted)             $5.62            $4.24


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                        THIRD-QUARTER
             UNDERWRITING OPERATIONS HIGHLIGHTS

Three months ended Sept. 30                 1997            1996
---------------------------                 ----            ----

Written premiums                     $1,182,837,000   $1,246,970,000

Net investment income                  $220,400,000     $201,914,000

 Combined ratio                               102.5            106.6



                         NINE-MONTHS
             UNDERWRITING OPERATIONS HIGHLIGHTS

Nine months ended Sept. 30                  1997            1996
--------------------------                  ----            ----

Written premiums                     $3,398,342,000   $3,259,507,000

Net investment income                  $655,190,000     $584,636,000

Combined ratio                                105.0            105.6


The St. Paul Companies, headquartered in St. Paul, Minn., is a group of companies providing property-liability insurance products and services throughout the world.